Exhibit 21.01

Subsidiaries

of

Gentor Resources, Inc.

(the “Company”)

1.

Gentor Idaho, Inc., an Idaho corporation (“Gentor Idaho”)(1)

2.

Gentor Resources Limited, a British Virgin Islands registered company (“Gentor BVI”)(2)

3.

Gentor Resources, LLC, an Omani limited liability company with Registration Number 1084691

(“Gentor Oman”)(3)

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Notes:

(1)

Gentor Idaho is a wholly owned subsidiary of the Company.

(2)

Gentor BVI is a wholly owned subsidiary of the Company.

(3)

Gentor Oman is a majority owned subsidiary of Gentor BVI. Even though Gentor BVI only owns 70% of the share capital of Gentor Oman, pursuant to the constitutive contract for Gentor Oman, Gentor BVI is entitled to 99.99% of the profits and losses of Gentor Oman.